Exhibit 99.3

FORM OF LETTER TO STOCKHOLDERS WHO ARE

RECORD HOLDERS

RUTH’S HOSPITALITY GROUP, INC.

Common Stock, par value $0.01 per share

Offered Pursuant to Subscription Rights Distributed to Stockholders of

Ruth’s Hospitality Group, Inc.

January 21, 2010

Dear Stockholder:

This letter is being distributed by Ruth’s Hospitality Group, Inc. (the “Company”) to all holders of record of shares of its common stock, par value $0.01 per share (the “Common Stock”) at 5:00 p.m., New York City time, on January 20, 2010 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock. The Rights and the Common Stock are described in the Company’s prospectus supplement dated January 21, 2010 (the “Prospectus Supplement”).

In the Rights Offering, the Company is offering an aggregate of approximately 14,000,000 shares of Common Stock, as described in the Prospectus Supplement.

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on February 9, 2010, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus Supplement, you will receive one Right for each share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date.

Each Right entitles you to purchase 0.579232 shares of Common Stock at the cash price of $2.50 per share (the “Subscription Price”) and consists of a basic subscription right and an oversubscription right. The basic subscription right entitles you to purchase 0.579232 shares of Common Stock at the Subscription Price for each Right held. If you exercise your basic subscription right in full, the oversubscription right entitles you to purchase, at the Subscription Price, additional shares of Common Stock that are offered to but not purchased by other subscription right holders; provided that the Company may, but will not be obligated to, sell any shares of Common Stock pursuant to the exercise of an oversubscription right to the extent the Company raises more than $25.0 million in gross proceeds through the exercise of basic subscription rights and, if applicable, the exercise of oversubscription rights. If oversubscription requests exceed shares available, you will receive a pro rata allocation of the available shares based on the number of shares you purchased under your basic subscription right. Any excess subscription payments will be returned, without interest or penalty, as soon as practicable after the completion of the Rights Offering.

You will not receive fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock as a result of your exercise of Rights pursuant to the Rights Offering. You may only exercise your subscription rights to purchase, at the subscription price, a whole number of shares of Common Stock, rounded down to the nearest whole number you are otherwise entitled to purchase. For example, if you owned 100 shares of Common Stock as of 5:00 p.m., New York City time, on the Record Date, you would receive 100 Rights, which would entitle you to purchase 57 shares (57.9232 rounded down to the nearest whole share) at the subscription price of $2.50 per share through the exercise of basic subscription rights.

The Common Stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “RUTH.” The Rights are transferable, and are listed on NASDAQ under the symbol “RUTHR.” The Rights will be evidenced by Rights certificates (the “Rights Certificates”), which will be transferable until the close of business on the last NASDAQ trading day preceding the Expiration Date, at which time they will cease to have value for trading purposes.

Enclosed are copies of the following documents:

1. Prospectus Supplement;

2. Rights Certificate;

3. Instructions as to Use of Ruth’s Hospitality Group, Inc. Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Ruth’s Hospitality Group, Inc.); and

4. A return envelope addressed to American Stock Transfer & Trust Company, LLC, the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you must complete properly and sign the Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment in full of the Subscription Price for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus Supplement in the Section entitled “The Rights Offering.” The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment in full of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot revoke the exercise of its Rights except as specified in the Prospectus Supplement. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from Georgeson Inc., the Information Agent. The Information Agent’s telephone number is (800) 676-0281. Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

Ruth’s Hospitality Group, Inc.

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